EXHIBIT 10.31

SPEEDWAY SUPERAMERICA LLC

EXCESS BENEFIT PLAN

Amended and Restated As Of

January 1, 2009

EXCESS BENEFIT PLAN

ARTICLE I. Purpose

This Plan, formerly known as the Emro Marketing Company Excess Benefit Plan, was amended and restated to become the Speedway SuperAmerica LLC Excess Benefit Plan effective January 1, 1999 and to include amendments made to the plan effective January 1, 1997 relating to the provision of additional benefits for amounts deferred under the Company’s existing and former deferred compensation plans as well as amendments made to recognize non-consecutive bonuses in calculating Final Average Pay. The purpose of this Plan is to compensate employees for the loss of benefits under the Speedway SuperAmerica LLC Retirement Plan (the “Retirement Plan”, formerly the Retail Sub-Plan of the Marathon Ashland Petroleum Retirement Plan) due to certain limits placed by the Internal Revenue Code (“Code”) and in certain cases to provide benefits relating to compensation updates under the provisions of that Plan relating to the former Petroleum Marketing Retirement Plan which was merged into the Retirement Plan but which are unavailable under the qualified plan due to certain Code limitations.

Effective January 1, 2009, this document is restated and shall apply only to benefits that are not fully distributed as of such date, including both 409A Accruals and Grandfathered Accruals. With respect to the 409A Accruals, the Excess Benefit Plan, as amended and restated, is intended to conform to the requirements of Code section 409A, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Accruals, the Excess Benefit Plan, as amended and restated, does not represent a material enhancement of the benefits or rights available under the Excess Benefit Plan on October 3, 2004.

This Excess Benefit Plan sets forth the terms and conditions under which benefits designed to compensate Employees for the aforementioned losses of benefits shall be accrued and paid by the applicable Employer. Capitalized terms, unless otherwise specified, are defined under the Retirement Plan. In addition, for purposes of this Article I and the remainder of this Plan, the following definitions apply:

“409A Accruals” means those benefits that were accrued after or became vested after 2004, as adjusted for interest or changes in present value, as applicable. Such amounts shall be determined in accordance with Code section 409A.

“Code” means the Internal Revenue Code.

“Code section 409A” means section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.

“Company” means Speedway SuperAmerica LLC.

“Employee” means any individual employed by an Employer.

“Employer” includes the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by the Employer in accordance with Code section 409A in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” In addition, the term “Employer” shall also include any entity that previously met the requirements of an “Employer” as set forth herein that continues to employ a Participant to the extent so designated by the Plan Administrator.

“Excess Benefit Plan” means the Speedway SuperAmerica LLC Excess Benefit Plan.

“Grandfathered Accruals” means those benefits that are exempt from Code section 409A because they were accrued and vested before January 1, 2005, as adjusted for interest or changes in present value, as applicable. Such amounts shall be determined in accordance with Code section 409A.

“Retirement Plan” means the Speedway SuperAmerica LLC Retirement Plan.

“Separation from Service” shall have the same meaning as set forth under Code section 409A with respect to an Employer.

“Specified Employee” shall have the meaning as set forth under Code section 409A and as determined by the Employer in accordance with its established policy.

ARTICLE II. Eligibility

The following individuals are eligible to accrue Excess Benefit Plan benefits:

Every individual who qualifies for a benefit under the terms of the Retirement Plan and (1) whose benefit under the Retirement Plan is reduced due to salary deferrals under the Speedway SuperAmerica LLC Deferred Compensation Plan or any similar plan maintained by the Employer or by either Code section 415 or the annual compensation limit as set forth under Code section 401(a)(17) (collectively, the “Defined Benefit Limits”), (2) would accrue a Special Excess Bonus Recognition benefit as set forth in section 3.1(b) hereof and is designated by the Plan Administrator, or (3) who is eligible to receive compensation updates under the Retirement Plan (relating to the Petroleum Marketing Retirement Plan which was merged into the Retirement Plan) which are unavailable under the Retirement Plan due to certain Code limitations.

Every individual who is eligible to receive benefits under this Excess Benefit Plan by reason of his or her active employment with an Employer shall be known as a Participant. Every individual who becomes eligible to receive benefits under this Excess Benefit Plan in the event of the death of a Participant shall be known as a Beneficiary.

The Beneficiary of a Participant under this Excess Benefit Plan shall be such Beneficiary as may be provided under Section 3.3(b).

ARTICLE III. Excess Benefits

3.1	Amount of Excess Benefit

The amount of a Participant’s benefit under this Section 3.1 (the “Excess Benefit”) shall be determined as of the Participant’s Separation from Service, as follows:

(a) The amount of Excess Benefit which a Participant or Beneficiary (as defined in Section 3.3(b)) is entitled to receive shall be equal to the excess of (1) over (2) below:

(1)	The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retirement Plan if such benefit were computed without giving effect to the Defined Benefit Limitations and including elected deferred compensation contributions as permitted under the Speedway SuperAmerica LLC Deferred Compensation Plan or any similar plan maintained by the Employer; less

(2)	The amount of benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan.

(b) The following individuals shall be entitled to an additional Excess Benefit equal to the difference between (1) and (2) below (“Special Excess Bonus Recognition”): (i) Eligible Grandfather Employees; and (ii) after November 1, 2006, any Grade 19 and above employee of Speedway SuperAmerica LLC, who is recommended by the Vice President of Human Resources of Marathon Oil Corporation and approved by the President of Marathon Oil Corporation.

(1)	An amount calculated under the Retirement Plan benefit formula, without regard to any Code mandated limitations (including, but not limited to, the Defined Benefit Limits) and including elected deferred compensation contributions as permitted under the Speedway SuperAmerica LLC Deferred Compensation Plan or any similar plan maintained by the Employer, and substituting the following Final Average Pay (FAP) definition for the definition of “Final Average Pay” contained in the Retirement Plan:

Final Average Pay shall be the highest pay, excluding bonuses, of a member for any consecutive 36-month period during the last ten years of employment plus the highest three bonuses paid out of the last 10 years (not necessarily consecutive), divided by 36.

(2)	An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under the Excess Benefit Plan (i.e., exclusive of any benefits attributable to the calculation in Section 3.1(b)(1) above).

For purposes of the calculations in (1) and (2) of this Section 3.1(b) “Eligible Grandfather Employee” means any Speedway SuperAmerica Grade 19 employee eligible for Special Excess Bonus Recognition under Article III, Section A of this Plan prior to November 1, 2006. However, an individual’s Eligible Grandfather Employee status shall permanently cease upon termination, retirement, or death as an employee.

(c) Compensation updates under the provisions of the Retirement Plan (relating to the Petroleum Marketing Retirement Plan which was merged into the Retirement Plan) which are unavailable under the Retirement Plan due to certain Code limitations.

3.2	Payment of Excess Benefit

A Participant shall be entitled to a cash distribution of the Participant’s Excess Benefit as provided in this Section 3.2.

(a) Except as otherwise provided in this Section 3.2, a Participant’s Excess Benefit shall be paid in a lump sum within 90 days of Separation from Service for any reason other than death.

(b) In the event of the death of a Participant, the Participant’s Excess Benefit shall be paid to the Participant’s applicable Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 3.2(a) (or, in the event of a Separation from Service of a Specified Employee (as defined below) not on account of death, the 90-day period described in Section 3.2(c)). The Participant’s “Beneficiary” shall be designated in accordance with guidelines established by the Plan Administrator. Each Participant shall have the right to designate, or to rescind or change the designation of, a primary and a contingent Beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Plan Administrator. The designation, rescission, or change of designation shall be effective as of the date filed with the Plan Administrator and shall be controlling over any disposition by will or otherwise. In the event there shall be no Beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid to the person or persons comprising the first surviving class of the following classes: (1) the Participant’s surviving spouse; (2) the Participant’s surviving natural born and legally adopted children; (3) the Participant’s surviving parents; (4) the Participant’s surviving brothers and sisters; and (5) the executor or administrator of the Participant’s estate.

(c) Distribution of the Excess Benefit of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Accruals) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 3.2(b). Payment of a Specified Employee’s Grandfathered Accruals shall be made in accordance with Section 3.2(a).

(d) A Participant must be vested under the Retirement Plan in order for an Excess Benefit to be payable. The amount of any lump sum payment hereunder shall be determined by using the same factors and assumptions which would be used by the Retirement Plan for such Participant or Beneficiary at the Participant’s Separation from Service. The balance of any Excess Benefit not paid at the Participant’s Separation from Service shall accrue interest beginning at the Participant’s Separation from Service at a rate used under the Retirement Plan to determine the actuarial equivalent lump sum of a life only monthly annuity.

(e) Distributions of 409A Accruals prior to January 1, 2009 were made under reasonable good faith interpretations of Code section 409A and transition guidance provided thereunder. Notwithstanding any contrary provisions of this Section 3.2, to the extent the Plan Administrator permitted a Participant to submit an election to receive payment in a form of distribution other than a lump sum and such payment commenced prior to 2009, the distribution of such Participant’s Excess Benefit after 2008 shall be governed by procedures established by the Plan Administrator.

ARTICLE IV. Funding

Benefits under this Excess Benefit Plan shall be paid from the general assets of the applicable Employer. This Excess Benefit Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in sections 201(2), 301(3), and 401(a)(1) of ERISA, and is not intended to meet the qualification requirements of section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this Excess Benefit Plan shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the Employer from which any payment under the Excess Benefit Plan may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Excess Benefit Plan and is only used for convenience when describing the deferral activities of this Excess Benefit Plan.

ARTICLE V. Plan Administration

5.1	General Duty

The Company has delegated its administrative authority hereunder to the Plan Administrator of the Marathon Petroleum Company LLC Retirement Plan or its successor (the “Plan Administrator.”) It shall be the principal duty of the Plan Administrator to determine that the provisions of the Excess Benefit Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Excess Benefit Plan.

5.2	Plan Administrator’s General Powers, Rights and Duties

The Plan Administrator shall have full power to administer the Excess Benefit Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this Excess Benefit Plan, given the powers, rights and duties specifically stated elsewhere in the Excess Benefit Plan, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:

(a) to determine all questions arising under the Excess Benefit Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under the Excess Benefit Plan, to interpret the Excess Benefit Plan, and to remedy ambiguities, inconsistencies or omissions;

(b) to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Excess Benefit Plan and as are consistent with the Excess Benefit Plan;

(c) to direct payments or distributions from the Excess Benefit Plan in accordance with the provisions of the Excess Benefit Plan;

(d) to develop such information as may be required by it for tax or other purposes as respects the Excess Benefit Plan; and

(e) to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the Excess Benefit Plan.

The Plan Administrator’s decision in any matter involving the interpretation and application of this Excess Benefit Plan shall be final and binding. In the event the Plan Administrator would have to decide any issue under the Excess Benefit Plan which could affect the form or timing of the payment of deferred compensation under the Excess Benefit Plan, then the Company shall make that decision.

5.3	Indemnification of Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act of omission to act in connection with the Excess Benefit Plan, if such act of omission is or was in good faith. This Section 5.3 shall comply with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv) with regard to the requirements for reimbursements, to the extent applicable, for the period that such Employee’s indemnification right hereunder shall exist.

5.4	Information Required by Plan Administrator

The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer the Excess Benefit Plan. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under the Excess Benefit Plan also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer the Excess Benefit Plan.

5.5	Claims and Review Procedures

(a) Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under the Excess Benefit Plan, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Excess Benefit Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.

(b) Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent Excess Benefit Plan provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.

(c) Section 409A Requirements. Any claim for benefits under this Section must be made by the Participant no later than the time prescribed by Code section 409A. If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Code Section 409A.

ARTICLE VI. Modification and Discontinuance

6.1	Amendment and Termination

The Company reserves the right to modify, suspend, or terminate the Excess Benefit Plan at any time, in whole or in part, in such manner as it shall determine, provided that such action conforms to the requirements of Code section 409A. Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional Participants under the Excess Benefit Plan, to cease benefit accruals, and to distribute all benefits upon Excess Benefit Plan termination, all subject to the requirements of Code section 409A. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article VI. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under the Excess Benefit Plan. No future amendment to the Excess Benefit Plan shall apply to Grandfathered Accruals to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Accruals unless such amendment expressly indicates otherwise.

6.2	Delegation of Authority

In addition to the other methods of amending SSA’s employee benefit plans, practices, and policies (hereinafter referred to as”SSA Employee Benefit Plans”) which have been authorized, or may in the future be authorized, by the Marathon Oil Company Board of Directors, the Vice President of Human Resources of Marathon Petroleum Company LLC may approve the following types of amendments to SSA Employee Benefit Plans:

(a) With the opinion of counsel, technical amendments required by applicable laws and regulations;

(b) With the opinion of counsel, amendments that are clarifications of plan provisions;

(c) Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for SSA Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

(d) Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

(e) With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.

For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per SSA Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $500,000.

6.3	Transfer of Liabilities

In the event of a corporate transaction involving a Participant’s Employer, the liabilities with respect to the Participant’s Excess Benefit may be transferred to the entity or organization that becomes the Participant’s employer following the corporate transaction to the extent that such transfer (i) is permitted by applicable law, (ii) with respect to the 409A Accruals is consistent with Code section 409A, and (iii) with respect to Grandfathered Accruals, does not represent a material enhancement of the Participant’s benefits or rights available under the Excess Benefit Plan on October 3, 2004. For these purposes, a corporate transaction shall include, but not be limited to, a merger, consolidation, separation, reorganization, liquidation, split-up, or spin-off.

ARTICLE VII. General Provisions

7.1	Notices

Each Participant entitled to benefits under the Excess Benefit Plan must file in writing with the Plan Administrator such Participant’s post office address and each change of post office address. Any communication, statement or notice addressed to any such Participant at the last post office address filed with the Plan Administrator will be binding upon such person for all purposes of the Excess Benefit Plan, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to Rodney P. Nichols, Vice President of Human Resources, Marathon Petroleum Company LLC, P. O. Box 1, Findlay, Ohio 45839-0001.

7.2	Employment Rights

The Excess Benefit Plan does not constitute a contract of employment, and participation in the Excess Benefit Plan will not give any Participant the right to be retained in the employ of the Company nor any right or claim to any benefit under the Excess Benefit Plan, unless such right or claim has specifically accrued under the terms of the Excess Benefit Plan.

7.3	Interests Not Transferable

Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their Beneficiaries under this Excess Benefit Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered. Notwithstanding any provision of the Excess Benefit Plan to the contrary, the Excess Benefit Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant; provided that any offset shall apply only where such debt is incurred in the ordinary course of the service relationship between the Employer and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

7.4	Facility of Payment

When a Participant entitled to benefits under the Excess Benefit Plan is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Section 7.4 shall be a full and complete discharge of any liability for such payment.

7.5	Controlling State Law

To the extent not superseded by the laws of the United States, the laws of the State of Ohio shall be controlling in all matters relating to the Excess Benefit Plan.

7.6	Severability

In case any provisions of the Excess Benefit Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Excess Benefit Plan, and the Excess Benefit Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Excess Benefit Plan.

7.7	Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.

7.8	Headings

Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

7.9	Non-taxable Benefits

It is the intention of the Company that this Excess Benefit Plan meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.

7.10	Affect on Other Benefit Plans

Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and provisions of that Plan, and nothing in the Excess Benefit Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan.

IN WITNESS WHEREOF, Marathon Oil Company has caused its name to be hereunto subscribed by its Vice President, Marathon Oil Company, and its corporate seal to be hereto affixed.

MARATHON OIL COMPANY

By:	/s/ Eileen M. Campbell
Its:	Vice President – Human Resources

Attest:
Its:

(Corporate Seal)

STATE OF TEXAS	)
	)	ss.
COUNTY OF HARRIS	)

On this 16th day of December, 2008, before me, a notary public within and for the State of Texas, personally appeared Eileen M. Campbell to me personally known, who being by me first duly sworn, did depose and say that they are the Vice President, Human Resources of Marathon Oil Company, the Corporation named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and they acknowledged said instrument to be the free act and deed of said corporation.

Dorothy M. Bell
Notary Public, State of Texas

(Notarial Seal)